Filed Pursuant to Rule 433

Registration No. 333-191692

Dated: January 21, 2014

Pricing Term Sheet

This term sheet supplements the information set forth under “Description of the Notes” in the Prospectus Supplement, subject to completion, dated January 21, 2014 to the Prospectus dated October 11, 2013.

Issuer:	JPMorgan Chase & Co.
Ratings*:	A3/A/A+
Security Type:	SEC Registered Senior Notes

Security:	1.250% Notes due 2017
Currency:	USD
Size:	$500,000,000
Maturity:	February 1, 2017
Coupon:	1.250%
Payment Frequency:	Semi-Annually
Day Count Convention:	30/360
Benchmark Treasury:	0.75% US Treasury due 1/17
Spread to Benchmark Treasury:	+50 basis points
Benchmark Treasury Yield:	0.793%
Price to Public:	99.873% of face amount
Yield to maturity:	1.293%
Proceeds (Before Expenses) to Issuer:	$498,615,000 (99.723%)
Interest Payment Dates:	February 1 and August 1 of each year, commencing August 1, 2014
Business Day:	New York and London
CUSIP/ISIN:	46625HJV3 / US46625HJV33

Security:	Floating Rate Notes due 2019
Currency:	USD
Size:	$750,000,000
Maturity:	January 28, 2019
Additional Floating Rate Interest Terms:	See below
Interest Rate Index:	Three-Month LIBOR
Spread to Index:	+63 basis points
Price to Public:	100% of face amount
Proceeds (Before Expenses) to Issuer:	$747,375,000 (99.650%)
Day Count Convention:	Actual/360
Interest Payment Dates:	January 28, April 28, July 28 and October 28 of each year, commencing April 28, 2014
Business Day: Reset Frequency:	New York and London Quarterly
Payment Frequency:	Quarterly
CUSIP/ISIN:	46625HJS0 / US46625HJS04

Security:	2.350% Notes due 2019
Currency:	USD
Size:	$1,500,000,000
Maturity:	January 28, 2019
Coupon:	2.350%
Payment Frequency:	Semi-Annually
Day Count Convention:	30/360
Benchmark Treasury:	1.50% US Treasury due 12/18
Spread to Benchmark Treasury:	+73 basis points
Benchmark Treasury Yield:	1.630%
Price to Public:	99.953% of face amount
Yield to maturity:	2.360%
Proceeds (Before Expenses) to Issuer:	$1,494,045,000 (99.603%)
Interest Payment Dates:	January 28 and July 28 of each year, commencing July 28, 2014
Business Day:	New York and London
CUSIP/ISIN:	46625HJR2 / US46625HJR21

Security:	3.875% Notes due 2024
Currency:	USD
Size:	$1,500,000,000
Maturity:	February 1, 2024
Coupon:	3.875%
Payment Frequency:	Semi-Annually
Day Count Convention:	30/360
Benchmark Treasury:	2.75% US Treasury due 11/23
Spread to Benchmark Treasury:	+112.5 basis points
Benchmark Treasury Yield:	2.818%
Price to Public:	99.442% of face amount
Yield to maturity:	3.943%
Proceeds (Before Expenses) to Issuer:	$1,484,880,000 (98.992%)
Interest Payment Dates:	February 1 and August 1 of each year, commencing August 1, 2014
Business Day:	New York and London
CUSIP/ISIN:	46625HJT8 / US46625HJT86

Security:	4.850% Notes due 2044
Currency:	USD
Size:	$1,000,000,000
Maturity:	February 1, 2044
Coupon:	4.850%
Payment Frequency:	Semi-Annually
Day Count Convention:	30/360
Benchmark Treasury:	3.625% US Treasury due August 2043
Spread to Benchmark Treasury:	+112.5 basis points
Benchmark Treasury Yield:	3.736%
Price to Public:	99.827% of face amount
Yield to Maturity:	4.861%
Proceeds (Before Expenses) to Issuer:	$989,520,000 (98.952%)
Interest Payment Dates:	February 1 and August 1 of each year, commencing August 1, 2014
Business Day:	New York and London
CUSIP/ISIN:	46625HJU5 / US46625HJU59

Common Offering Terms
Trade Date:	January 21, 2014
Settlement Date:	January 28, 2014 (T+5)
Denominations:	$2,000 x $1,000
Sole Bookrunner:	J.P. Morgan Securities LLC
Co-Managers:

Banca IMI S.p.A.

BMO Capital Markets Corp.

CIBC World Markets Corp.

Commerz Markets LLC

Erste Group Bank AG.

Fifth Third Securities, Inc.

KeyBanc Capital Markets Inc.

Lloyds Securities Inc.

PNC Capital Markets LLC

RB International Markets (USA) LLC

RBC Capital Markets, LLC

RBS Securities Inc.

Scotia Capital (USA) Inc.

Standard Chartered Bank

TD Securities (USA) LLC

UniCredit Capital Markets LLC

Wells Fargo Securities, LLC

Drexel Hamilton, LLC

Loop Capital Markets LLC

MFR Securities, Inc.

Mischler Financial Group, Inc.

Additional Floating Rate Interest Terms:

The floating rate notes will bear interest at a floating annual rate equal to the three-month London Interbank offered rate (“Three-Month LIBOR”), determined as described below, plus the Spread to Index set forth above.

For the purposes of calculating interest due on the floating rate notes, “Three-Month LIBOR” means, with respect to any interest period, the rate (expressed as an annual rate) for deposits in U.S. dollars for a three-month period commencing on the first day of that interest period that appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time) on the LIBOR determination date for that interest period. If such rate does not appear on the Reuters Screen LIBOR01 Page, Three-Month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period commencing on the first day of that interest period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the calculation agent (after consultation with us), at approximately 11:00 a.m., London time on the LIBOR determination date for that interest period. The calculation agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, Three-Month LIBOR with respect to that interest period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, Three-Month LIBOR with respect to that interest period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the calculation agent, at approximately 11:00 a.m., New York City time, on the first day of that interest period for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of that interest period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the calculation agent to provide quotations are quoting as described above, Three-Month LIBOR for that interest period will be the same as Three-Month LIBOR as determined for the previous interest period or, in the case of the first interest period, at an annual rate of 0.23660%. The establishment of Three-Month LIBOR for each interest period by the calculation agent shall (in the absence of manifest error) be final and binding.

We refer to the period beginning from and including the issuance date and ending on but excluding the first interest payment date and each successive period beginning on and including an interest payment date and ending on but excluding the next interest payment date as an “interest period.” The amount of interest for each day the floating rate notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for that day by 360 and multiplying the result by the outstanding principal amount of the floating rate notes. The amount of interest to be paid on the floating rate notes for each interest period will be calculated by adding the Daily Interest Amounts for each day in the interest period. In the event that any interest payment date and interest reset date would otherwise fall on a day that is not a business day (as defined below), that interest payment date and interest reset date will be postponed to the next day that is a business day and interest will accrue to but excluding the date interest is paid. However, if the postponement would cause the day to fall in the next calendar month, the interest payment date and interest reset date will instead be brought forward to the immediately preceding business day.

For the purposes of the floating rate notes:

•	“Calculation agent” means The Bank of New York Mellon, or any other firm appointed by us, acting as calculation agent.

•	“LIBOR determination date” means the second London business day immediately preceding the first day of the relevant interest period.

•	“London business day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

•	“Reuters Screen LIBOR01 Page” means the display designated on the Reuters Screen LIBOR01 Page (or such other page as may replace the Reuters Screen LIBOR01 Page on the service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. Dollar deposits).

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Certain of the Underwriters are not U.S. registered broker-dealers, and will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.

Settlement Period: The closing will occur on January 28, 2014 which will be more than three U.S. business days after the date of this pricing term sheet. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in three business days, unless the parties to a trade expressly agree otherwise.

JPMorgan Chase & Co. has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-834-4533.

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